CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                                BOSS MEDIA, INC.
                            (After Issuance of Stock)


     I, the undersigned President and Secretary of Boss Media, Inc., a Nevada corporation, do hereby certify:

     1. That the Board of Directors of said corporation, on December 2, 1999, unanimously adopted a resolution to amend the articles as follows:

          Article Four of the Articles of Incorporation of this corporation is hereby amended to read as follows:

 "Article # 4: Authorized Capital. The aggregate amount of the total authorized capital stock the corporation shall have the authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.001, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001. Upon filing of this Amendment, the then outstanding shares of Common Stock are subject to a 2000 for 1 forward stock split.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property, or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



/s/  Gregory  Went
________________________________
GREGORY  WENT
President  &  Secretary